Exhibit 10.5

Israel Chemicals Ltd.

Compensation Policy for Executive Officers

1.              General

This document describes the compensation policy of Israel Chemical Ltd. (“ICL” or the “Company”) for its Office Holders, as this term is defined in the Companies Law, 1999 (“Companies Law”).

This policy does not grant legal rights to Executive Officers in the Company. Executive Officers in the Company shall be entitled only to the compensation granted to each of them specifically by the Compensation Committee and the Board of Directors of the Company (“Board”), and where required, subject to the approval of the shareholders of the Company. For purposes of this Policy, the term “Authorized Organs” shall refer to the relevant organs in the Company stated above, the approval of which is required under the Companies Law regarding the grant of relevant compensation.

In the event that an Executive Officer shall receive compensation which is less favorable than the compensation described under this Policy for an Executive Officer in the same position at the Company, this shall not constitute a deviation from the provisions of this Policy.

For purposes of this Policy, the term “Executive Officers” shall refer to Executive Officers that have an active role with the Company, including the (full or part time) executive chairman of the Board, if the Board appoints an executive chairman of the Board (“Executive Chairman of the Board”), and shall not refer to non-executive members of the Board, unless otherwise expressly indicated.

The Policy is phrased in the masculine for convenience only and is intended for both men and women alike.

With the adoption of this Compensation Policy, the bonus procedure which was in effect in the Company since 2005 and the updated version which was approved by the Board in 2008 shall be cancelled.

2.              Compensation Objectives and Principles

ICL is a multinational company which operates mainly in the fields of fertilizers and specialty chemicals through a segmented management structure that is comprised of a number of business segments (“Segments”), with a separate CEO (“Segment CEO”) at the head of each one. ICL has a central role in marketing potash, bromine, purified phosphoric acid, specialty phosphates, flame retardants based on bromine and chemicals to prevent the spread of fires. The Company’s production facilities are located in Israel and around the world, about 95% of the sales turnover of the Company for 2012 was from outside of Israel and about 45.7% of the total sales of the Company generated from production outside of Israel.

This Policy is directed at enabling ICL to recruit and retain Executive Officers with the relevant experience and qualifications to manage large-scale, complex global operations, and to motivate them to achieve the Company’s long-term goals by structuring a compensation package that awards a significant weight to the variable components and makes use of a “profit sharing” mechanism.

Accordingly, the compensation package for Executive Officers will have the following characteristics:

•                  The compensation elements will be clear and transparent;

•                  The compensation elements will be aligned with ICL’s short-term and long-term goals;

•                  The compensation will be structured in way that aligns Executive Officers’ interests with shareholders’ interests;

•                  A significant portion of the compensation package will be conditional and based on corporate performance as well as the individual performance of the Executive Officer;

•                  Most of the variable cash compensation will be subject to minimum performance thresholds requirement that must be achieved as a condition for payment or grant of components of compensation.

In addition to the characteristics above, compensation will be structured so as to ensure balanced and effective risk management by encouraging excellence which does not promote risk-taking that exceeds the boundaries defined by the Board. The Company believes that the following factors may help to prevent inappropriate risk-taking:

•                  A balanced mix of compensation components: fixed component, short-term variable component and long-term variable component;

•                  Compensation goals that reflect a mix of quantitative and qualitative performance measures;

•                  Setting award limits on the variable compensation components;

•                  Determining claw-back provisions with respect to variable compensation;

•                  Deferring a payment of a portion of the annual bonus so that it will be affected by future performance.

3.              Compensation Components

The overall compensation of ICL’s Executive Officers shall be composed of various components, fixed and variable.

The ICL’s Executive Officers’ compensation package is composed of the following elements:

•                  Base salary

•                  Fringe benefits

•                  Annual cash bonus

•                  Equity-based compensation

•                  Retirement and termination arrangements

It should be noted that this Policy deals with, inter alia, the terms of service and employment of the Executive Chairman of the Board. As of the date of the adoption of this Policy, the compensation of the Chairman of the Board is included in the services the Company receives from its controlling shareholder, in accordance with a management agreement. It should be clarified that when an Executive Chairman of the Board is appointed in the Company, the aforementioned Chairman of the Board shall be compensated, in accordance with the principles of this Compensation Policy and subject to the approval of the Authorized Organs. The compensation to be paid to the Chairman of the Board shall be discussed together with the terms of said management agreement, including while examining the need to amend the provisions of the management agreement in accordance with the compensation determined for the Executive Chairman of the Board to be appointed. For the avoidance of doubt, it is hereby clarified that the terms of employment and service of the Executive Chairman of the Board discussed in this Policy are for if and when an Executive Chairman of the Board is appointed in the Company not within the framework of the existing management agreement and the amounts of the compensation - including the amounts of the caps for the compensation components, and such Executive Chairman of the Board’s position is of 100% capacity.

4.              Ratio between Fixed and Variable Components

Herein are the details regarding the ranges for the desirable ratios between the fixed and the variable components of the Executive Officers’ compensation:

Executive Officers	Fixed Component (Base Salary and Fringe Benefits)	Variable Components (Bonuses and Equity- Based)
Executive Chairman of the Board, CEO	20% - 50%	50% - 80%
Executive Officers (other than Chairman of the Board, CEO)	20% - 50%	50% - 80%
Board Members	50% - 75%	25% - 50%

The ratios stated in the table above represent the optimal desired compensation mix; however the actual ratios may vary based on performance in a given year.  For example, in a year with no or only a limited bonus was granted, the ratio between the fixed compensation and the total compensation may be higher than stated above.

5.              Internal Company Comparison

Upon approval of compensation for an Executive Officer, the Authorized Organs will examine, inter alia: the ratio between the salary of the Executive Officer and the average and median salary of the other employees of the Company (including contract workers employed with the Company); and the ratio between the total cost of employment of the Executive Officer and the average and median total cost of employment of the other employees of the Company (including contract workers employed with ICL); and the influence of such ratios on the working relations in the Company, taking into consideration the Company’s size, nature of operations and the market in which it operates.

The following table shows the current ratio, on the date of the adoption of this Policy, between the total cost of employment of ICL’s CEO and the average and median total cost of employment for all other ICL employees (i.e., only the employees of the public Company, including the contract workers), and the current ratio between the average cost of employment of serving Executive Officers (other than the CEO) and the average and median cost of employment for all other ICL employees, assuming payment of the Target Bonus (as defined below) for 2013 and assuming the value of the equity-based compensation for 2013 for one vesting annum as estimated at the date of grant, according to the latest stock option plan in effect):

Position	Ratio to average of other employees’ Total Compensation	Ratio to median of other employees’ Total Compensation
CEO	About 12.15	About 25.48
Executive Officers (other than CEO)	About 5.50	About 3.88

6.              Fixed Compensation

6.1                               Base Salary

Base Salary may vary between the Executive Officers in ICL and shall be determined individually for each Executive Officer according to some or all of the following considerations:

•                  The Executive Officer’s educational background, qualifications, skills, specializations, professional and business experience, performance and achievements;

•                  The Executive Officer’s position and scope of responsibility;

•                  The Executive Officer’s previous compensation agreements; and

•                  Comparable compensation agreements within the Company.

Competitive Market Analysis - In addition to the considerations above, and to ensure that the Company offers Executive Officers competitive compensation packages and so that it may recruit and retain professional and skilled Executive Officers, Company will seek to establish a base salary that is competitive with the base salaries paid to Executive Officers in similar positions in both foreign and local companies, as appropriate for each position (“Peer Group Companies”). To that end, the Company shall utilize comparative market data relating to compensation packages in Peer Group Companies.

Peer Group Companies will be selected according to some or all of the following criteria:

•                  Foreign Peer Group Companies:

•             Large and medium companies in the U.S. and Europe, with revenues and/or market capitalization within a reasonable range of ICL’s revenues and/or market capitalization;

•             Direct business competitors of ICL or companies which operate in similar markets in which ICL operates; and

•             Companies competing with ICL for executive candidates in relevant positions.

•                  Local Peer Group Companies:

•             Large local companies with similar revenues/market capitalization to that of ICL.

The base salary of the ICL Executive Officers (excluding the salary of the Executive Chairman of the Board) shall be reviewed in relation to the foreign peer group (the “Benchmark”), with the target for the base salary of such Executive Officers not exceeding the 75th percentile of the Benchmark.(1) As of the date of the adoption of this

(1)         It should be noted that the peer group companies included in the Benchmark do not include local peer group companies since, as of the date of this Policy, there are no local companies that have a similar business volume to that of the Company, according to the parameters listed above (turnover and market capitalization).

Policy, the 75th percentile of the Benchmark indicates the following amounts for an annual base salary:(2)

•                  CEO: about $1,244 thousand

•                  Other Executive Officers: about $749 thousand

Deviation from the aforementioned range may be possible under special circumstances with the approval of the Authorized Organs, and will not be considered to be a deviation from this Policy.

The maximum annual base salary of the Executive Chairman of the Board shall be up to $1,000 thousand. It should be noted that on the date of the adoption of the Policy, the base salary of the Executive Chairman of the Board was not reviewed in relation to the foreign peer companies since an equivalent role is unusual among these foreign peer group companies.

Annual Base Salary Review - The Authorized Organs are entitled to conduct an annual review of the base salary of Executive Officers. In the aforementioned annual review all or some of the following factors will be considered:

•                  The position of the Executive Officer;

•                  The scope of responsibility of the Executive Officer ;

•                  The relevant achievements of the Executive Officer;

•                  The professional and business experience of the Executive Officer;

•                  The previous salary agreements signed with the Executive Officer;

•                  Salary levels for comparable positions within the Company;

•                  The size of the Company and the nature of its operations;

•                  The macroeconomic environment in which the Company operates; and

•                  Competitive market analysis (as described above).

The base salary includes cash benefits (such as convalescence pay and welfare package) and it may be linked to the Israeli consumer price index or to other equivalent index.

(2)         It should be clarified that these amounts are for full time (100%) positions.

6.2                               Sign-on Bonus

For the purpose of recruiting qualified Executive Officers, the Authorized Organs are entitled to approve to grant an Executive Officer a sign-on bonus, as an incentive to join the Company. The sign-on bonus shall be granted, as long as the Compensation Committee and the Board believe that due to the specific circumstances, there is a special need for it to be granted in order to recruit the specific Executive Officer. The amount of the sign-on bonus shall be determined while considering, among others, the market conditions, the specific circumstances involved in the hiring of such Executive Officer, including circumstance with respect to a relocation from one country to another, and such other criteria as specified in Section 6.1 above with respect to base salary. In addition, consideration may be given to the compensation of the Executive Officer if it is likely that it was denied from the Executive Officer by his previous employer due to joining the Company. In the event the Executive Officer leaves the Company within twenty-four (24) months of joining the Company, the Executive Officer may be required to return such sign-on bonus to the Company.

6.3                               Fringe Benefits

Executive Officers in the Company may be entitled to fringe benefits as mandated or afforded by law or that are customary, and for which the Authorized Organs deem advisable to provide a competitive compensation package. Such benefits may include, inter alia:

•                  Annual vacation as is customary;

•                  Annual sick leave as is customary;

•                  Company contributions to pension funds and disability and life insurance policies;

•                  Contributions to an advance study fund or other savings plans.

Additional non-cash benefits may include, inter alia, the following benefits (“Additional Benefits”):

•                  The use of a Company car or a car allowance;

•                  Providing communication packages, including telephone and a computer with internet access;

•                  Subscriptions to relevant professional literature related to the Executive Officer’s position;

•                  Life insurance;

•                  Health insurance;

•                  Tax gross-ups. It should be clarified that a new Executive Officer or an Executive Officer whose employment agreement at the date of the adoption of the Policy does not include eligibility for tax gross-ups for car and an advance study fund shall not be given tax gross-ups;

•                  Trade union membership fees (Bar Association, Institute of Certified Public Accountants etc.); and

•                  Financial/Tax planning in the event of relocation from one country to another.

The value of the aforementioned Additional Benefits shall not be higher than 30% of the base salary of the Executive Officer.

Executive Officers in the Company are also entitled to reimbursement of expenses related to the fulfillment of their duties, as is customary in the Company. When applicable, Company’s Executive Officers may be entitled to relocation expenses and benefits, and pension consulting expenses.

6.4                               In the event that the Executive Officer provides services to the Company as a contractor or via a personal management company, the fees paid to such Executive Officer or personal management company shall reflect the fixed compensation elements (plus applicable taxes such as Value Added Tax), in accordance with the principles of this Policy.

7.              Annual Cash Bonus

Executive Officers in the Company may be entitled to a cash bonus in accordance with an annual bonuses plan (the “Annual Bonuses Plan”). The Annual Bonuses Plan aims to align between the compensation of the Executive Officers and the Company’s annual long-term goals while focusing, inter alia, on the specific goals that shall be defined for each Executive Officer.

7.1                               Indicators and Targets for the Annual Bonuses Plan

Quantitative and qualitative performance indicators will be used to determine bonus eligibility. The indicators and targets by which Executive Officers’ performance will be measured, will consist of up to three measurable categories (the “Measurable Categories”), such that with respect to each category the objectives to be included in it and the weight of each category of the total bonus amount shall be determined and a qualitative category (the “Qualitative Category”), all as described below:

Measurable Categories:

•                  ICL’s Financial Measures (based on unified audited annual financial statements) - will include an element of net profit of ICL that shall be measured in comparison to the average net profit of ICL for the preceding 3 years, and an element of operating profit of ICL that shall be measured in comparison to the average operating profit of ICL for the preceding 3 years.

The relative weight of this category out of the Target Bonus (as defined below) will be as follows:

•                  Executive Chairman of the Board: 100%

•                  CEO: 50% - 70%

Under the specific annual bonus plan for the current ICL CEO, Mr. Stefan Borgas, for the years 2013 to 2015, the weight of the ICL Financial Measures shall constitute 60% of the Target Bonus, with half of the ICL Financial Measures constituting the ICL net profit element and the other half constituting the ICL operating profit element.(3)

•                  Executive Officers that are not a segment CEO: 50% - 70%

•                  Segment CEO: 25% - 40%

•                  Segment Financial Measures (based on audited annual financial statements) — the formula related to Executive Officers who are segment CEOs will also include an element of operating profit of the relevant segment which shall be measured in comparison to the average operating profit of such segment for the preceding 3 years.

The relative weight of this category out of the Target Bonus will be 25% - 40%.

In the event of a merger or acquisition of a company or activity (“Transaction”), which results in additional annual revenues that exceed 10% of the revenues of ICL or the relevant segment (as applicable), in the year of the Transaction, a one-time adjustment of the financial measures of ICL and the financial measures of the relevant segment shall be made in the four quarters that begin with the quarter in which the Transaction was closed, in a manner in which the financial results of the Transaction are not taken into account for the calculation of the bonus of the Executive Officers.

•                  Specific Personal and Measurable Key Performance Indicators (KPIs) - will be determined by the Compensation Committee and the Board at the beginning of each year for all Executive Officers on an annual basis. The KPIs will be defined so that they are objectively measurable, and will be determined according to the role and the specific areas of responsibilities of the Executive Officer. In addition,

(3)         It is clarified that in this Policy, where the specific condition of the annual bonus plan of ICL’s current CEO, Mr. Borgas, are detailed, then such specifics refer to his current annual bonus plan for the years 2013 to 2015. Such annual bonus plan may be changed within the framework of the provisions of this policy, pursuant to, if required, Authorized Organs’ approval.

the KPIs will be determined in accordance with the goals set in ICL’s strategic long-term plan. The KPIs may be financial or non-financial. For example, the KPIs may include strategic project delivery milestones, quantitative targets related to elements of working capital, cash flow, cost structure, safety and environmental performance, economic profit, new product development targets, human resources development targets, integration of acquired businesses, etc.

The relative weight of this category out of the Target Bonus will be as follows:

•                  CEO: 20% - 40%

Under the specific annual bonus plan for the current CEO of ICL, Mr. Borgas, the weight of the specific, personal and measurable KPIs will constitute 30% of the Target Bonus. These measures shall be determined by the Compensation Committee and the Board at the beginning of each year in accordance with the strategic plans of ICL, its business and financial situation as well as the financial circumstances in ICL’s business environment. The measures shall be selected from the following list: achieving strategic objectives selected from ICL’s strategic plan, completing strategic project milestones, achieving efficiency and improvement objectives as well as reducing costs, meeting objectives related to working capital, cash flow objectives, improving capital structure, meeting safety and environmental objectives, economic profit objectives, increasing sale volume objectives, budget objectives, compliance program objectives, human resources development objectives and merger, acquisition and integration objectives.

•                  Executive Officers who are not segment CEOs: 20% - 40%

•                  Executive Officers who are segment CEOs: 25% - 40%

•                  The bonus plan of the Executive Chairman of the Board shall not include KPIs.

Qualitative Category:

•                  Management Capabilities Evaluation - In addition to the measurable categories, a qualitative category that also includes performance indicators will be determined at the beginning of each year, for that year, and that are based on a number of parameters that measure the aforementioned personal management capabilities as shall be determined, and a qualitative evaluation by the Executive Officer’s superiors with regard to the measure of improvement of his management capabilities and performance regarding those same parameters (an evaluation that shall be submitted to the Compensation Committee and the Board for approval) (“Management Capabilities Evaluation”). The relative weight of the Management Capabilities Evaluation indicator of the Target Bonus shall be up to 10%. The bonus plan of the

Executive Chairman of the Board shall not include any Management Capabilities Evaluation indicators.

Under the specific annual bonus plan for the current ICL CEO, Mr. Borgas, the weight of the Management Capabilities Evaluation indicators shall constitute 10% of the Target Bonus.

Except in the case of the CEO, the Authorized Organs are entitled to adjust the targets determined for a given year, during the year, in the event of a significant and irregular change in the business environment of the Company or a significant statutory change.

7.2                               General Bonus Threshold

No bonuses will be paid with respect to the Measurable Categories, in a specific year, if the net profit of ICL for that year (after adjustments in respect of a Transaction, as described above) is not at least equal to 60% of the average net profit of ICL for the preceding 3 years (the “General Threshold”).

7.3                               Target Bonus

The target bonus (“Target Bonus”) for each year shall reflect the bonus amount for performance levels of 100% (i.e. achieving 100% of targets) in a given year, and will generally be calculated according to the average bonus paid to the Executive Officer for the 3 preceding years (prior to any deferral of bonus, as described in Section 7.7 below). In specific circumstances where such calculation is not possible, since the Executive Officer has not served in the Company for the preceding 3 calendar years or has served in a different position, the Target Bonus will be calculated according to the average bonus of the Executive Officer for a period that is less than the three preceding years (prior to any deferral of bonus). For the first year in which an Executive Officer is entitled to participate in the Annual Bonuses Plan (for a specific position), such Executive Officer’s Target Bonus shall be determined based on the average bonus of other equivalent Executive Officers in a similar position (or previous Executive Officers in the same position) during the previous calendar year (prior to any deferral of bonus).

In circumstances where the General Threshold is not met for one or more of the relevant preceding years mentioned above, applicable adjustment will be made by the Authorized Organs in order to calculate the Target Bonus.

With respect to the Target Bonus of the current ICL CEO, Mr. Borgas — since Mr. Borgas began serving as the ICL CEO in September 2012, it was not possible to calculate his Target Bonus based on the average bonus of the preceding 3 years.

Therefore, Mr. Borgas’s Target Bonus for 2013 was calculated based on the actual bonus granted to the former CEO of ICL in 2012 (NIS 4,788 thousand).(4) Mr. Borgas’s Target Bonus for 2014 will be determined according to the amount of the actual bonus granted to him for 2013.  Mr. Borgas’s Target Bonus for 2015 will be determined as an average of the bonuses actually granted to him for the years 2013 and 2014.

In addition, regarding the Target Bonus of the Executive Chairman of the Board, if appointed: Since as of the date of the adoption of this Policy there is no such Executive Chairman of the Board which serves in the Company other than via management services provided by a controlling shareholder of the Company, and until an Executive Chairman of the Board is appointed, it will not be possible to determine his Target Bonus based on the average of the three preceding calendar years. Therefore, the Target Bonus of the Executive Chairman of the Board for the first year of his term (or part thereof, as applicable and in a relative manner) shall be determined to be a maximum amount of up to $1,000 thousand. For each subsequent year, the target bonus will be calculated, in general, according to the average bonus paid to the Executive Chairman of the Board of Directors for the three preceding calendar years (prior to the deferral of any bonus, as described in section 7.7 below). As long as the period of employment of the Executive Chairman of the Board is less than three calendar years, the Target Bonus will be calculated according to the average bonus of the Executive Chairman of the Board for a period that is less than aforementioned period (prior to the deferral of any bonus) (similar to the manner in which the Target Bonus for Mr. Borgas was determined, as aforesaid).

7.4                               Maximum Bonus Payout

The maximum bonus payout for any given year shall not exceed the lesser amount between; (a) 150% of the Executive Officer’s Target Bonus for such year, or (b) 300% of the annual base salary of the relevant Executive Officer for such year.

7.5                               Calculation of the Annual Bonus

The annual bonus for each Executive Officer will be calculated separately for each Measurable Category and for the evaluation indicators by multiplying the performance level for each category of the Target Bonus and the relative weight of the category. The bonus payment for the Measurable Categories will be set by using 2-3 performance levels which may include a minimum threshold performance level, a

(4)         This Target Bonus is prior to effecting any deferral of any bonus, as described in Section 7.7 below. For the avoidance of doubt, in this Section, the calculation regarding bonuses to be paid to the current CEO in accordance with the annual bonus plan is prior to effecting any bonus deferral.

target performance level and a maximum performance level, with a linier gradient between each and every relevant performance levels.

The Annual Bonuses Plan for the current Executive Officers including Mr. Borgas includes, with respect to the ICL Financial Measurements category, a minimum threshold of 60% (under which no bonus shall be granted) and a maximum threshold of the lesser amount between (a) 150% of the Target Bonus or, (b) 300% of the annual base salary in the same year (above which the bonus shall no longer be increased and will be set as the maximum bonus to be paid). The eligibility between these two thresholds will be calculated with a linear rate.

7.6                               Discretion of the Board to Reduce the Bonus

The Board shall have the discretion to reduce the amount of the annual bonus of an Executive Officer in any given year, based on circumstances determined by the Board.

7.7                               Deferral of Bonus

The portion of the annual bonus for any Executive Officer which exceeds 120% of the Target Bonus (the “Excess Bonus”), will not be paid in cash but rather converted into restricted stock or restricted stock units (based on the average ICL share price for the previous 30 trading days prior to the Board’s approval of the bonus), and that will be subject to a two year restriction period during which they may not be exercised. Notwithstanding, if the Excess Bonus is less than $2,500, the aforesaid in the this Section shall not apply and the Excess Bonus shall be paid in cash.

Matching Bonus - In order to encourage Executive Officers to improve the alignment of their compensation with the interests of Company’s shareholders, the Company will offer Executive Officers to voluntarily defer a larger portion of their annual bonus (up to an additional 30% of the cash bonus amount), according to the average price of ICL’s share in the 30 trading says that precede the date of the approval of the grant by the Board, and to convert it into restricted stock or restricted stock units (the “Additional Equity Award”). The Additional Equity Award, will also be subject to a two year restriction period during which it may not be exercised. In this case the Company will grant an additional amount to the Executive Officers, which shall match the amount of the Additional Equity Award at a ratio of 1:0.5 (the Company will grant 0.5 additional restricted stock or restricted stock units for each unit of an Additional Equity Award) (“Matching Equity Awards”). The Matching Equity Awards shall be granted in the event that the Total Shareholder Return (“TSR”) for the two calendar-year period, starting from the end of the calendar year in which the annual bonus was granted, is equal to at least 80% of the average TSR of the Foreign Peer Group Companies for such period.

Any restricted stock or restricted stock units mentioned above in this Section 7.7, will be entitled to participate in dividend distributions by the Company (or will be entitled to dividend equivalent payment, if not eligible under law to participate in a dividend distribution), during the restriction period and until exercised. However, any such dividend or abovementioned dividend equivalent payment will be paid to the relevant Executive Officer only after the entire restriction period has lapsed.

7.8                               Compensation Recovery (“Claw-Back”)

Each Executive Officer will be required to refund any part of the annual bonus paid to him in excess based on financial results that were proved to be inaccurate and which were restated in the unified financial statements of the Company, during the 4 years following the approval of the annual bonus by the Authorized Organs. The Authorized Organs shall determine the timing, manner and terms of the repayment of the bonus amount. It should be clarified, that a restatement due to changes in applicable law, regulations or accounting standards shall not be deemed as a restatement pursuant to which the provisions of this Section apply.

8.              Equity-Based Compensation

The Company may, from time to time offer(5) to its Executive Officers to participate in an equity-based compensation plan which aim is to retain the Executive Officers in their positions for the long-term while creating compensation that aligns, for long term, the benefit of the Executive Officers with the benefit of the shareholders of the Company. The scope of the equity-based compensation granted to an Executive Officer shall be determined in accordance with each Executive Officer’s position, areas of responsibility, achievements and skills. Such equity-based compensation shall be subject to the following criteria:

•                  Equity-based compensation may be granted in the form of stock options, restricted stocks, restricted stock units or any other equity based compensation instruments (“Equity-Based Awards”). Vesting and/or release from restriction of restricted shares and restricted share units may be subject to the performance of the Company and/or of the Executive Officer.

•                  Each Equity-Based Award shall be subject to a minimum vesting period of three (3) years (in equal annual tranches) and subject to the continued service of the Executive Officer in the Company. The terms of the Equity-Based Awards may include provisions for acceleration of vesting in certain events and corporate transactions in the Company, such

(5)         As of the date of the adoption of this Policy, the Company grants equity-based compensation every 3-year period. However, the Company intends to move to an annual, or other frequency, grants mechanism.

as in the event of a merger, consolidation or acquisition of the Company or of its assets (as these terms shall be defined in the applicable equity-based compensation plan).

•                  The exercise price of any stock options will be determined according to the average closing price of ICL’s share on the Tel Aviv Stock Exchange Ltd. during 30 day trading period preceding the date of the approval of grant of options by the Board. The exercise price may be linked to the Israeli consumer price index. The exercise price may include an adjustment for dividend if paid by the Company.

•                  Equity-Based Awards shall have a maximum term of no more than seven (7) years from the date of grant.

•                  Company shares deriving from all effective Equity-Based Awards for executive Officers will constitute no more than 5% of the Company’s issued and paid-up share capital over a 10-year period.

•                  On the date of grant, the value of all Equity-Based Awards granted to an Executive Officer shall not exceed (based on accepted valuation methods), for one vesting annum the following amounts:

•                  Executive Chairman of the Board — 180% of annual base salary;

•                  CEO — 200% of annual base salary;

•                  Other Executive Officers — 150% of annual base salary.

The aforementioned restriction will not include the deferred portion of a cash bonus which was converted into restricted stock or restricted stock units, or any Additional Equity-Based Awards or Matching Equity Awards, as described in Section 7.7 above.

In addition, regarding any specific Equity-Based Award, the Authorized Organs are entitled to consider the determination of a cap for the exercise value of the Equity-Based Awards.

The Company’s policy, in Israel, is to provide Equity-Based Awards pursuant to the “capital gains” route, as defined in Section 102 of the Income Tax Ordinance.

9.              Retirement arrangements

9.1                               All Executive Officers shall be entitled to the release of funds accumulated in their favor and on their name in designated provident and pension funds. Additional funds shall be paid to certain Executive Officers in Israel, if there will be a difference between the amounts actually accumulated in such designated funds and an amount equal to the product of the last known base salary at the date of termination and the number of years of employment in the company.

9.2                               Retirement Compensation

Company’s Executive Officers shall be entitled to retirement compensation of up to one monthly base salary of the Executive Officer for each year of employment with the Company.

9.3                               Advance Notice

Company’s Executive Officers shall be entitled to an advance notice period upon termination of employment as specified in the table below (“Advance Notice Period”), and as shall be determined in the applicable employment agreement (or any amendment thereof).

Executive Officer	Advance Notice Period
Chairman of the Board, CEO	Up to 12 months
Other Executive Officers	Up to 6 months

During the Advance Notice Period, the Executive Officer may be required to continue his employment at the Company. During the Advance Notice Period, the employee-employer relations between the Company and the Executive Officer shall be in effect and therefore the Executive Officer may be entitled to all of his compensation terms, including the annual bonus (in such case, the bonus formula will not include specific, personnel and measurable KPIs and evaluation indicators which will not be relevant for measuring performance regarding a period during which the Executive Officer does not actually provide services to the Company; but will only include such ICL financial measures and/or segment measure, as applicable).

9.4                               Transition Period and Non Compete

In addition, Company’s Executive Officers may also be entitled to a transition period of up to 6 months (“Transition Period”) during which the Executive Officer may be entitled to a base salary and to fringe benefits. The Executive Officer may be subject to non-compete obligations during such Transition Period. The Transition Period may apply only to an Executive Officer that was employed by, or provided services to, the Company for at least five (5) years and that was not terminated for “cause” or under circumstances justifying, according to the Authorized Organs’ judgment, revocation of the Executive Officer’s severance rights. The Transition Period shall be determined based on the following considerations: the period of service or employment of the Executive Officer, the conditions of his term or employment during this period; Company’s performance during such period, the Executive Officer’s contribution to the achievement of Company’s objectives and performance and the particular circumstances of the termination of employment or service. The entitlement to a transition period as provided by this Section shall not be commonplace, and it will be included in Executive Officer’s terms of service pursuant to the provisions of this

Section only if the Authorized Organs see a special necessity under the specific circumstances in order to recruit or retain an Executive Officer.

9.5                               Termination Grant

In addition to the above, the Authorized Organs may determine that the Executive Officer is to be granted a termination bonus (the “Termination Grant”), provided the Executive Officer was employed by, or provided services to, the Company for at least one (1) year. Such Termination Grant shall be determined according to the following considerations: the period of service or employment of the Executive Officer, the employment or service terms during this period, Company’s performance during such period, the Executive Officer’s contribution to the achievement of Company’s objectives and its performance, and the particular circumstances of termination of employment or service. A Termination Grant to any Executive Officer will not exceed an amount equal to 50% of the Executive Officer’s annual base salary times the average ratio between the actual calculated bonus (prior to any deferral of bonus, as described in section 7.7 above) and the Target Bonus, during the three (3) years preceding termination of employment.

For example, if during the last 3 years of his employment with ICL, an Executive Officer was granted annual bonuses at a rate of 100%, 110% and 120% of his Target Bonus, and assuming that such Executive Officer’s annual base salary is 1,000, then, said Executive Officer’s Termination Grant shall not exceed 550, which is equal to 50% of the multiple of 110%, (the average ratio between the actual paid bonuses (prior to any deferral of aforementioned grant in section 7.7 above) and the Target Bonus during the three (3) years preceding termination) and 1,000 (his annual base salary).

An entitlement to a termination grant as provided by this Section shall not be commonplace, and it will be included in Executive Officer’s terms of service pursuant to the provisions of this Section only if the Authorized Organs see a special necessity under the specific circumstances in order to recruit or retain an Executive Officer.

9.6                               Termination Grant Resulting From a Change of Control

In addition, Executive Officer in the Company may be entitled to a one-time payment equal to a base salary of up to one year upon his termination of employment by the Company, or in the case of a tangible damage to the Executive Officer’s status and/or his terms of employment in the Company during a 24-month period following the consummation of a change in control of the Company (as defined by the Authorized Organs or in a relevant employment document or plan). The entitlement to such payment may be determined in the applicable Executive Officer’s employment agreement (or any amendment thereof). Such arrangement allows to retain the

Executive Officers and provide them with certainty in a manner which encourages their support of potential transactions that may be beneficial to the shareholders.

9.7                               Acceleration of Equity-Based Compensation

The terms of the equity-based compensation may include provisions for acceleration of vesting in certain circumstances of termination of employment by the Company or due to a change in control.

9.8                               The total amounts paid to Executive Officers according to Sections 9.2 to 9.5 shall not exceed an amount equal to twenty four (24) monthly base salaries, except with regard to few certain Executive Officers who serve in the Company for many years, which in accordance with Company’s previous commitments towards them, they are entitled to retirement compensation in amounts exceeding the aforementioned cap.

10.       Compensation of Board Members

The compensation of the Board Members (“Directors”), may comprise of remuneration for participation in meetings and/or annual compensation and/or equity-based compensation (as described below), all subject to the relevant laws.

In addition, the Company may reimburse or cover its Directors’ certain expenses (including travel expenses) incurred while attending meetings of the Board and its committees or for providing other services to the Company in their capacity as Directors.

Directors may be eligible to participate in the Company’s equity-based compensation plans. On the date of the grant, the value of Equity-Based Awards granted to a Director, shall not exceed (based on accepted valuation methods) per one vesting annum, the amount of $150 thousand. The terms of Equity-Based Awards for Directors may include a provision for acceleration of vesting upon termination, under certain circumstances.(6)

Directors that fill executive roles (for example, an Executive Chairman of the Board) will be subject to the provisions of this Policy that applies to Executive Officers (as defined above).

11.       Management Fee

Subject to approval by the Authorized Organs, the Company may pay its controlling shareholders (as such term is defined under Israeli law) annual management fees, which will include compensation for services provided to the Company by Executive Officers, including

(6)         It should be noted with respect to the aforesaid that the termination of service and re-appointment of a Director for an additional term shall not be viewed as termination of services.

members of the Board, that are employed by, or providing services to, such controlling shareholder.(7)

12.       Exculpation, Indemnification and Insurance

The Company may exculpate its Executive Officers (including its Directors) from a breach of duty of care, and may indemnify its Executive Officers (including its Directors) for any liability and expense that may be imposed on them, to the extent permitted by applicable law. The Company may provide coverage through liability insurance to its Executive Officers (including its Directors). The maximum aggregate coverage for any such insurance policy will not exceed $350 million; the premiums paid for such insurance policy shall not exceed the amount of $1.6 million per annum, and the deductibles shall be in accordance with acceptable market terms.

(7)              An agreement with the controlling shareholder of the Company for the provisions of management services for annual management fees was approved by the Company’s Authorized Organs (including its general meeting) in October 2011. The details of the agreement are included in a report published by the Company on September 15, 2011 (reference no. 2011-01-27698).